EXHIBIT 16.1

January 19, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs/Madams:

We were previously the independent registered public accounting firm for Enigma Software Group, Inc. (the “Company”). On January 18, 2006, we were informed that we were terminated as the Company's independent registered public accounting firm. We have read the statements included under Item 4.01 of Form 8-K dated January 18, 2006 of Enigma Software Group, Inc. regarding our firm. We agree with the statement concerning Eisner LLP. We have no basis to agree or disagree with the registrant’s statement regarding its successor auditor.

Very truly yours,

Eisner LLP

4